EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of SAB Biotherapeutics, Inc. on Form S-8 to be filed on or about December 15, 2025 of our report dated March 28, 2025, on our audits of the financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 31, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

December 15, 2025